Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated March 18, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 August 20, 2013

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ZIONS BANCORPORATION

Results

Zions Bancorporation / 3.5 Year Corporates

Non-redeemable prior to August 15, 2014, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); BBB (Kroll)

Notice: The auction has been extended until 8/20/2013 1:31:59 PM EDT.

Auction Status:	CLOSED
Auction Start:	8/9/2013 4:00 PM EDT
Auction End:	8/20/2013 1:31 PM EDT
Last Update:	8/20/2013 1:37:38 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	3.050%
Maturity Date:	2/15/2017

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.050%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#28214	500	2.500%	100.000000	8/12/2013 11:18:45 AM	500 units	$ 500,000.00
#14447	20	2.500%	100.000000	8/12/2013 3:39:03 PM	20 units	$ 20,000.00
#36073	64	2.500%	100.000000	8/12/2013 5:44:17 PM	64 units	$ 64,000.00
#36074	66	2.500%	100.000000	8/12/2013 5:46:35 PM	66 units	$ 66,000.00
#36075	63	2.500%	100.000000	8/12/2013 5:49:08 PM	63 units	$ 63,000.00
#36076	7	2.500%	100.000000	8/12/2013 5:52:27 PM	7 units	$ 7,000.00
#36077	10	2.500%	100.000000	8/12/2013 5:55:15 PM	10 units	$ 10,000.00
#36078	75	2.500%	100.000000	8/12/2013 6:12:06 PM	75 units	$ 75,000.00
#36099	50	2.500%	100.000000	8/13/2013 5:23:43 PM	50 units	$ 50,000.00
#36100	50	2.500%	100.000000	8/13/2013 5:25:04 PM	50 units	$ 50,000.00
#36101	66	2.500%	100.000000	8/14/2013 2:07:15 PM	66 units	$ 66,000.00
#14761	10	2.500%	100.000000	8/14/2013 4:51:54 PM	10 units	$ 10,000.00
#22788	5	2.500%	100.000000	8/15/2013 1:42:35 PM	5 units	$ 5,000.00
#35142	100	2.500%	100.000000	8/16/2013 11:44:08 AM	100 units	$ 100,000.00
#36108	78	2.500%	100.000000	8/16/2013 3:15:41 PM	78 units	$ 78,000.00
#36114	10	2.500%	100.000000	8/16/2013 9:21:34 PM	10 units	$ 10,000.00
#36115	5	2.500%	100.000000	8/16/2013 9:24:37 PM	5 units	$ 5,000.00
#36116	3	2.500%	100.000000	8/16/2013 9:27:17 PM	3 units	$ 3,000.00

#36117	20	2.500%	100.000000	8/16/2013 9:31:20 PM	20 units	$ 20,000.00
#36118	10	2.500%	100.000000	8/16/2013 9:34:15 PM	10 units	$ 10,000.00
#35143	8	2.500%	100.000000	8/19/2013 7:54:08 AM	8 units	$ 8,000.00
#35144	4	2.500%	100.000000	8/19/2013 7:58:43 AM	4 units	$ 4,000.00
#36122	5	2.500%	100.000000	8/19/2013 2:59:20 PM	5 units	$ 5,000.00
#36123	8	2.500%	100.000000	8/19/2013 3:03:27 PM	8 units	$ 8,000.00
#36127	30	2.500%	100.000000	8/20/2013 6:15:34 AM	30 units	$ 30,000.00
#17744	15	2.550%	100.000000	8/16/2013 11:56:21 AM	15 units	$ 15,000.00
#18480	80	2.600%	100.000000	8/20/2013 10:13:46 AM	80 units	$ 80,000.00
#16056	33	2.700%	100.000000	8/19/2013 12:51:27 PM	33 units	$ 33,000.00
#36087	70	2.750%	100.000000	8/16/2013 1:32:48 PM	70 units	$ 70,000.00
#13193	35	2.750%	100.000000	8/19/2013 11:37:09 AM	35 units	$ 35,000.00
#36088	40	2.750%	100.000000	8/19/2013 1:58:02 PM	40 units	$ 40,000.00
#20317	5	2.750%	100.000000	8/19/2013 4:41:30 PM	5 units	$ 5,000.00
#13408	5	2.800%	100.000000	8/19/2013 7:50:11 PM	5 units	$ 5,000.00
#24582	5	2.850%	100.000000	8/20/2013 10:58:41 AM	5 units	$ 5,000.00
#12466	5	2.850%	100.000000	8/20/2013 11:31:42 AM	5 units	$ 5,000.00
#32842	2	2.900%	100.000000	8/19/2013 7:44:40 PM	2 units	$ 2,000.00
#26452	15	2.950%	100.000000	8/13/2013 2:39:54 PM	15 units	$ 15,000.00
#36104	100	2.950%	100.000000	8/15/2013 4:09:57 PM	100 units	$ 100,000.00
#14269	40	2.950%	100.000000	8/16/2013 11:27:32 AM	40 units	$ 40,000.00
#24452	10	2.950%	100.000000	8/17/2013 7:09:04 PM	10 units	$ 10,000.00
#31924	5	2.950%	100.000000	8/17/2013 11:58:20 PM	5 units	$ 5,000.00
#24514	50	2.950%	100.000000	8/19/2013 6:06:42 PM	50 units	$ 50,000.00
#29955	5	2.950%	100.000000	8/19/2013 6:17:55 PM	5 units	$ 5,000.00
#19484	5	2.950%	100.000000	8/20/2013 1:28:33 PM	5 units	$ 5,000.00
#22070	1	3.000%	100.000000	8/16/2013 11:24:28 AM	1 unit	$ 1,000.00
#30350	100	3.000%	100.000000	8/16/2013 2:17:09 PM	100 units	$ 100,000.00
#22964	10	3.000%	100.000000	8/18/2013 1:38:53 PM	10 units	$ 10,000.00
#24099	10	3.000%	100.000000	8/18/2013 5:08:35 PM	10 units	$ 10,000.00
#24730	10	3.000%	100.000000	8/19/2013 2:50:20 AM	10 units	$ 10,000.00
#31418	10	3.000%	100.000000	8/20/2013 2:22:00 AM	10 units	$ 10,000.00
				Auction Totals:	**5,396 units**	**$ 5,396,000.00**

Page 1 of 2

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT® | Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ▼ ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: HOME :: AUCTION #10676

ZIONS BANCORPORATION

Results

Zions Bancorporation / 3.5 Year Corporates

Non-redeemable prior to August 15, 2014, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); BBB (Kroll)

Notice: The auction has been extended until 8/20/2013 1:31:59 PM EDT.

Auction Status:	CLOSED
Auction Start:	8/9/2013 4:00 PM EDT
Auction End:	8/20/2013 1:31 PM EDT
Last Update:	8/20/2013 1:38:42 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	3.050%
Maturity Date:	2/15/2017

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.050%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#19484	5	3.000%	100.000000	8/20/2013 12:40:19 PM	5 units	$ 5,000.00
#33822	2,000	3.000%	100.000000	8/20/2013 1:17:36 PM	2,000 units	$ 2,000,000.00
#5918	5	3.000%	100.000000	8/20/2013 1:29:31 PM	5 units	$ 5,000.00
#24788	50	3.000%	100.000000	8/20/2013 1:29:42 PM	50 units	$ 50,000.00
#20935	5	3.000%	100.000000	8/20/2013 1:29:59 PM	5 units	$ 5,000.00
#36096	500	3.050%	100.000000	8/13/2013 3:11:16 PM	500 units	$ 500,000.00
#16612	5	3.050%	100.000000	8/15/2013 8:15:33 PM	5 units	$ 5,000.00
#22437	1	3.050%	100.000000	8/19/2013 11:39:08 PM	1 unit	$ 1,000.00
#23436	1,000	3.050%	100.000000	8/20/2013 1:27:36 PM	892 units	$ 892,000.00
#32372	1,500	3.050%	100.000000	8/20/2013 1:30:20 PM	Rejected: Timestamp	
#18526	5	3.100%	100.000000	8/15/2013 2:04:30 PM	Rejected: Yield	
#18373	15	3.100%	100.000000	8/15/2013 2:53:16 PM	Rejected: Yield	
#32909	20	3.100%	100.000000	8/15/2013 2:58:37 PM	Rejected: Yield	
#21466	5	3.100%	100.000000	8/19/2013 9:22:31 PM	Rejected: Yield	
#5918	10	3.100%	100.000000	8/20/2013 1:14:50 AM	Rejected: Yield	
#28272	2	3.100%	100.000000	8/20/2013 2:17:25 AM	Rejected: Yield	
#29298	10	3.100%	100.000000	8/20/2013 11:14:13 AM	Rejected: Yield	
#22580	2	3.100%	100.000000	8/20/2013 12:07:37 PM	Rejected: Yield

#14416	25	3.100%	100.000000	8/20/2013 12:21:29 PM	Rejected: Yield
#18907	1	3.100%	100.000000	8/20/2013 12:24:28 PM	Rejected: Yield
#29176	15	3.100%	100.000000	8/20/2013 12:24:54 PM	Rejected: Yield
#26680	4	3.100%	100.000000	8/20/2013 12:28:40 PM	Rejected: Yield
#33832	500	3.150%	100.000000	8/13/2013 3:56:55 PM	Rejected: Yield
#32021	500	3.150%	100.000000	8/14/2013 2:10:00 PM	Rejected: Yield
#13571	40	3.150%	100.000000	8/15/2013 12:56:48 PM	Rejected: Yield
#21466	5	3.150%	100.000000	8/15/2013 8:02:47 PM	Rejected: Yield
#15178	50	3.150%	100.000000	8/17/2013 2:36:42 PM	Rejected: Yield
#5918	10	3.150%	100.000000	8/20/2013 1:10:14 AM	Rejected: Yield
#29298	10	3.150%	100.000000	8/20/2013 11:11:54 AM	Rejected: Yield
			Auction Totals:	5,396 units	$ 5,396,000.00

Page 2 of 2

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Powered By Grant Street Group Software That Works®

Secured by Entrust SSL Verify

ZIONS DIRECT